Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 27, 2004

Contact:	Ami Knoefler
Director, Corporate Communications
510-284-6350 or 510-284-6605

ABGENIX ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

FREMONT, Calif., April 27, 2004 - Abgenix, Inc. (NASDAQ:ABGX) today reported financial results for the first quarter ended March 31, 2004.

For the quarter ended March 31, 2004, the company reported a net loss of $41.6 million or $0.47 per share, compared to a net loss of $33.2 million or $0.38 per share for the same period in 2003.

Contract revenues for the first quarter of 2004 were $2.9 million compared to $6.2 million for the same quarter in 2003.  Contract revenues for the quarters ended March 31, 2004 and 2003 included licensing fees, which typically vary from quarter to quarter, and, for 2004, also included contract manufacturing revenues.

Expenses for the first quarter of 2004 were $44.5 million, compared with $41.4 million for the same quarter of 2003.  Expenses in 2004 included an increase in research and development costs primarily due to expansion of the panitumumab (formerly ABX-EGF) clinical program.  Included in both periods are costs of starting up the company’s antibody production facility.   As more of the production facility was used for the panitumumab program in the first quarter of 2004 as compared to 2003, a larger portion of manufacturing costs were allocated to research and development.

Net cash used in operating activities in the first quarter of 2004 was $38.2 million.  Net cash used in operations is expected to decrease later in 2004 as a $60 million credit facility becomes available from Amgen to fund Abgenix’s share of the panitumumab research and development costs.  Under the companies’ codevelopment agreement, the credit facility becomes available to Abgenix after the company contributes $20 million toward development costs in 2004.

For the first quarter of 2004, capital spending totaled $3.0 million, compared with $16.4 million for same quarter in 2003.

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Abgenix ended the quarter with $307.0 million in cash, cash equivalents and marketable securities.

“In the first quarter, we made significant progress transforming Abgenix into a fully integrated product company by advancing our lead candidate and our overall clinical portfolio,” said Ray Withy, Ph.D., president and chief executive officer of Abgenix.  “Panitumumab is now in pivotal studies for advanced colorectal cancer, we have broadened our pipeline outside of oncology by moving ABX-PTH into the clinic, and two of our technology licensees, Amgen and Pfizer, have made progress in their fully human antibody clinical development activities.”

First quarter 2004 and recent company highlights include:

•                               Beginning a pivotal trial for panitumumab as a third-line monotherapy in colorectal cancer patients. The trial, which is being conducted by Amgen under a codevelopment agreement with Abgenix, follows the receipt of a Special Protocol Assessment (SPA) letter from the U.S. Food and Drug Administration (FDA).  In addition, a second pivotal trial in third-line colorectal cancer patients has been initiated outside the US, as part of a comprehensive global development program for panitumumab.

•                               Initiation of a phase 1 clinical trial of ABX-PTH, a fully human monoclonal antibody generated by Abgenix’s technology platform that targets the action of parathyroid hormone (PTH).  ABX-PTH is being developed for the treatment of secondary hyperparathyroidism (SHPT).  SHPT is a chronic disorder that is frequently observed in hemodialysis patients, of whom there are approximately 300,000 in the US (US Renal Data System).

•                               Receipt of a milestone payment from Pfizer following its recent filing of an Investigational New Drug (IND) application with the FDA. This is Pfizer’s third antibody product candidate to advance to the clinical stage from the companies’ ongoing antibody research collaboration.

•                               Seven preclinical abstracts were presented at the American Association for Cancer Research meeting regarding antibodies derived from Abgenix’s technology.  The abstracts reflect progress made both by Abgenix and its partners.  They include:  two abstracts published by Abgenix scientists regarding the company’s EGFRvIII antibody program, an antibody candidate in preclinical evaluation for potential oncology indications; an abstract jointly published by Curagen and Abgenix summarizing in vitro studies with CR012, a potential candidate for ovarian cancer; a late-breaker abstract by Amgen and Abgenix scientists demonstrating tumor penetration of panitumumab in a xenograft mouse model; and three abstracts reporting findings with two of Pfizer’s antibody programs, including anti-CTLA 4 and IGF-1R antibodies for potential use in oncology therapy.

ASCO Presentations

Abgenix also confirmed that two abstracts regarding panitumumab will be published during the American Society for Clinical Oncology meeting in New Orleans in June.  The presentations will include updated results from an ongoing phase 2 study of panitumumab as monotherapy in advanced colorectal cancer patients, and interim safety findings from the ongoing study of panitumumab in combination with paclitaxel and carboplatin as a front line therapy for non small cell lung cancer.  The colorectal cancer poster will be presented on Sunday, June 6 and the lung cancer poster will be presented Saturday, June 5.

Conference call information

Abgenix will hold a conference call today at 4:30pm ET, 1:30pm PT to discuss financial results.  To participate in the teleconference, please dial 800-299-7635 fifteen minutes before the conference begins. International callers should dial 617-786-2901. The pass code is 95314932. The call will also be webcast live at www.abgenix.com. A replay of the call will be available until May 11, 2004 on the company’s website or by dialing 888-286-8010.  International callers should dial 617-801-6888. The replay participant code is 37965087.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and process science and manufacturing activities and about its projected financial results, financing activities and the achievement of milestone or similar payments, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands except per share data)

	Three Months Ended March 31,
	2004	2003
	(unaudited)

Revenues:
Contract revenues	$2,890	$6,156

Operating expenses:
Research and development	28,457	21,187
Manufacturing start-up costs	7,346	11,583
General and administrative	6,888	6,850
Amortization of intangible assets	1,792	1,815
Total operating expenses	44,483	41,435
Loss from operations	(41,593)	(35,279)

Other income (expense):
Interest and other income	1,670	3,195
Interest expense	(1,643)	(996)
Total other income (expense)	27	2,199
Loss before income tax expense	(41,566)	(33,080)

Foreign income tax expense	—	84

Net loss	$(41,566)	$(33,164)
Basic and diluted net loss per share	$(0.47)	$(0.38)
Shares used in computing basic and diluted net loss per share	88,307	87,706

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)	*

Cash, cash equivalents and marketable securities	$307,002	$347,763
Other current assets	15,506	17,816
Total current assets	322,508	365,579
Property and equipment, net	241,383	246,277
Long-term investments	19,529	20,695
Intangible assets, net	116,705	118,496
Deposits & other assets	28,864	29,146
Total assets	$728,989	$780,193
Deferred revenue	$10,326	$10,919
Other current liabilities	41,619	50,368
Total current liabilities	51,945	61,287
Convertible subordinated notes	249,870	200,000
Deferred rent	6,547	6,153
Redeemable convertible preferred stock	49,869	99,737
Stockholders’ equity	370,758	413,016
Total liabilities and stockholders’ equity	$728,989	$780,193

*  Derived from the December 31, 2003 audited financial statements.

Note:  Certain amounts have been reclassified to conform to the current year presentation.